FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 1, 2005

Global Crossing Limited

(Exact Name of Registrant as Specified in its Charter)

Bermuda

(State or Other Jurisdiction of Incorporation)

001-16201	98-0407042
(Commission File Number)	(I.R.S. Employer Identification No.)

Wessex House, 45 Reid Street Hamilton, Bermuda	HM12
(Address of Principal Executive Offices)	(Zip Code)

(441) 296-8600

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Principal Officer; Appointment of Principal Officers

On February 1, 2005, Daniel P. O’Brien resigned as chief financial officer of Global Crossing Limited (the “Company”).

On the same date, the Company’s Board of Directors appointed Jean F.H.P. Mandeville as chief financial officer. Mr. Mandeville, age 44, served as chief financial officer of Singapore Technologies Telemedia Pte Ltd (“ST Telemedia”), the Company’s indirect majority shareholder and holder of the Company’s $250 million aggregate principal amount of 4.7% senior secured mandatory convertible notes due 2008, from July 2002 to January 2005. From 1992 to June 2002, Mr. Mandeville served in various capacities at British Telecom PLC, including president of Asia Pacific from July 2000 to June 2002, director of international development Asia Pacific from June 1999 to July 2000, and general manager, special projects from January 1998 to July 1999. Prior to his tenure at British Telecom, Mr. Mandeville held positions as a consultant with Coopers & Lybrand and as a senior executive at transport services company Compagnie Maritime Belge. Mr. Mandeville has been a member of the Executive Committee of the Board of Directors of the Company since February 2004. During 2004, Equinix, Inc., StarHub Ltd and/or ST Teleport Pte Ltd, affiliates of ST Telemedia, purchased approximately $1.1 million of carrier services from the Company, and the Company paid Equinix, Inc. approximately $0.9 million for co-location arrangements in the United States, in each case in the ordinary course of business.

Effective March 1, 2005, the Board of Directors of the Company appointed William I. Lees, Jr. as senior vice president, accounting and financial operations. Mr. Lees, age 46, has served as senior vice president, corporate controller of Mediacom Communications Corporation (“Mediacom”), a cable television company, since October 2001. Prior thereto, Mr. Lees served as executive vice president and chief financial officer for Regus Business Centre Corp., a multinational real estate services company, from July 1999 to September 2001. Prior thereto, he served as corporate controller and director for Formica Corporation from September 1998 to July 1999, and as chief financial officer for Imperial Schrade Corporation from September 1993 to September 1998. He was previously employed for 13 years by Ernst & Young.

Messrs. Mandeville and Lees have been approved as participants in the Global Crossing Limited Key Management Protection Plan, which provides enhanced severance benefits for executive officers and certain other key employees of the Company. If Mr. Mandeville’s or Mr. Lees’ employment is terminated by the Company (other than for cause or by reason of death or disability), or if he terminates employment for “good reason” (generally, an unfavorable change in employment status or compensation), the plan entitles him to receive (i) a lump sum payment equal to two times (in the case of Mr. Mandeville) or one time (in the case of Mr. Lees) the sum of his annual base salary plus guideline bonus opportunity (reduced by any cash severance benefit otherwise paid to the executive under any applicable severance plan or other severance arrangement), (ii) a prorated annual target bonus for the year in which the termination occurs, (iii) continuation of his life and health insurance coverages for up to two years (in the case of Mr. Mandeville) or one year (in the case of Mr. Lees) and (iv) payment for outplacement services in an amount not to exceed 30% of base salary. The Global Crossing Limited Key Management Protection Plan was filed as Exhibit 10.4 to the Company’s 2003 annual report on Form 10-K.

Item 9.01(c) Exhibits

Exhibit 99.1	Press release of Global Crossing Limited dated February 7, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 7, 2005

GLOBAL CROSSING LIMITED

By:	/s/ Mitchell C. Sussis
Name:	Mitchell C. Sussis
Title:	Vice President, Secretary and Deputy General Counsel